Exhibit 99.2

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
(in thousands, except per share amounts)	2014	2013	2014	2013
Revenue:
Product revenue	$7,749	$4,601	$15,614	$8,434
Service and other revenue	1,980	1,447	4,061	3,192
Contractual revenue	1,696	—	3,392	—
Total revenue	11,425	6,048	23,067	11,626
Cost of Revenue:
Cost of product revenue	6,271	3,322	13,440	6,522
Cost of service and other revenue	2,028	1,667	3,825	3,115
Total cost of revenue	8,299	4,989	17,265	9,637
Gross profit	3,126	1,059	5,802	1,989
Operating Expense:
Research and development	12,435	11,682	24,206	23,665
Sales, general and administrative	8,993	9,374	18,143	18,928
Total operating expense	21,428	21,056	42,349	42,593
Operating loss	(18,302)	(19,997)	(36,547)	(40,604)
Interest expense	(701)	(673)	(1,387)	(1,098)
Other income (expense), net	(133)	199	(88)	127
Net loss	(19,136)	(20,471)	(38,022)	(41,575)
Other comprehensive income (loss):
Unrealized gain (loss) on investments	24	(13)	28	(32)
Comprehensive loss	$(19,112)	$(20,484)	$(37,994)	$(41,607)
Net loss per share:
Basic and diluted net loss per share	$(0.27)	$(0.33)	$(0.55)	$(0.70)
Shares used in computing basic and diluted net loss per share	70,515	61,922	69,195	59,660